                                                                     EXHIBIT 4.1


                           Medical Research Council



                                      and



                     Cambridge Antibody Technology Limited



                                      and



                    Cambridge Antibody Technology Group plc




                                  Agreement/1/

---------------------
/1/ [***] indicates that text has been deleted, which is subject to a confidential treatment request. This text has been filed with the SEC on a supplemental basis.

                               TABLE OF CONTENTS
                               -----------------

Clause                                               Page
------                                               ----

DEFINITIONS AND INTERPRETATION                        2

RIGHTS GRANTED                                        9

DURATION                                             21

RESEARCH PROGRAMMES                                  21

PATENTS                                              21

SUBLICENSING AND SUBCONTRACTING                      24

FEES AND ROYALTIES                                   24

TERMINATION                                          28

INDEMNITY                                            32

ASSIGNMENT                                           32

FORCE MAJEURE                                        33

SEVERABILITY                                         33

DELAY                                                33

CONFIDENTIALITY                                      34

NO PARTNERSHIP                                       36

ENTIRE AGREEMENT                                     37

GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS   37

COMPLIANCE WITH LAWS AND REGULATIONS                 38

VARIATION AND WAIVER                                 38

APPROVALS AND COMPLIANCE                             39

ANNOUNCEMENTS                                        39

RTPA SUSPENSION OR RESTRICTIONS                      40

SCHEDULE 1 Patent Rights                             42

SCHEDULE 2 Draft Formal Licence                      46

SCHEDULE 3 Third Party Rights                        52

SCHEDULE 4 The Libraries                             53

SCHEDULE 5 Diabodies Combinations                    54

THIS AGREEMENT is made the 7/th/ day of January   1997
BETWEEN:
(1) MEDICAL RESEARCH COUNCIL a public body incorporated under Royal Charter whose principal office is at 20 Park Crescent, London W1N 4AL ("MRC"); and
(2) CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED a company incorporated in England with registered number 2451177 whose registered office is at The Science Park, Melbourn, Nr Royston, Cambridgeshire SG8 6JJ, UK ("CAT")
(3) CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC a company incorporated in England with registered number 3234033 whose registered office is at The Science Park, Melbourn, Nr Royston, Cambridgeshire SG8 6JJ, UK ("CAT Group")
WHEREAS:
(A) Prior to the formation of CAT MRC made certain inventions comprised in the Technology (as defined herein) and owned certain of the Patent Rights (as defined herein) relating thereto
(B) Following the formation of CAT both CAT and MRC collaborated to develop the Technology
(C) MRC is now the owner or co-owner of the Patent Rights in relation to the Technology.
(D) CAT is a biotech company whose principal objective is to develop, make, market and sell either itself or in collaboration with pharmaceutical partners therapeutic antibodies which includes using antibodies to validate therapeutic targets.
(E) MRC wishes to license and CAT wishes to accept a license to exploit commercially the Patent Rights and Technology.
(F) MRC and CAT intend that this Agreement shall replace and supersede the Heads of Agreement (as defined herein) and the Diabodies Agreement (as defined herein).
(G) CAT is an Affiliate of CAT Group in that CAT Group Controls CAT within the meaning of clause 1.1 hereafter.
IT IS AGREED as follows:
1.   DEFINITIONS AND INTERPRETATION
1.1 In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:
     "Affiliate" means any corporation, company, partnership or other entity (whether or not incorporated) which is established by or which directly or indirectly Controls, is controlled by or is under common Control of either party to this Agreement;
     "Antibody Isolation Services" means a commercial service for the isolation of antibodies on behalf of customers, which service is of general availability and which, for the avoidance of doubt, shall not include collaborative research and/or development;
     "CAT Group" means Cambridge Antibody Technology Group plc.
     "CAT libraries" means all those libraries (collections of bacteriophages, each of which displays an antibody or fragment thereof) produced prior to the date of execution of this Agreement by CAT details of which are set out in Schedule 4.
     "CAT Licence Conditions" means a licence under the Patent Rights and Technology including the right to sub-licence on the terms of Clause 6. "CAT Therapeutic Antibody Licence" means a licence for CAT under any and all intellectual property and know how claiming or relating to an antibody target or Product identified or validated by an MRC licensee pursuant to Clause 2.1.9 or 2.1.10 of this

     Agreement as follows:
     1) in relation to such a target, an exclusive licence to develop, make, have made, market and sell only therapeutic antibodies to any such target; and
     2) in relation to such a Product which is an actual or potential therapeutic antibody an exclusive licence to develop, make, have made, market and sell only such therapeutic antibody in both cases, the licence to include the right to sublicence the same and to be on terms equivalent to Clauses 7.1.2, 7.1.3, 7.2, 7.3 and 7.6 to 7.12 inclusive.
     "Catalytic Antibodies" means antibodies which bind to and catalyze the chemical transformation of a substrate and in which an antibody binding region is involved in said catalysis.
     "Collaborative Centre" means the entity known as MRC Collaborative Centre company number 2698321 whose principal place of business is currently at 1-3 Burtonhole Lane, Mill Hill, London NW7 1AD;
     "Collaborative Centre Conditions" means the right and licence to utilise the Patent Rights, Technology or MRC Libraries as necessary in connection with the development, manufacture, use, importation, marketing or sale of Products and/or the identification and validation of targets, which Products or targets have been identified using the Patent Rights, Technology or MRC Libraries. The licence shall include the right to sublicence only as provided in this Agreement, provided that in no circumstances shall the Collaborative Centre sub-licence the Patent Rights, Technology or MRC Libraries as such (as opposed to targets or Products identified using the same). If applicable, because Products so identified within the scope of the particular licence are developed, made, used, imported or sold, either by the Collaborative Centre or by one of its sub-licensees where so permitted, the Collaborative Centre shall pay to MRC who in turn shall pay CAT sums calculated by reference to an in accordance with financial conditions equivalent to those set out in Clauses 7.1.2, 7.1.3, 7.2, 7.3 and 7.6 to 7.12 inclusive.
     "Control" means the ownership of more than 50% of the issued share capital or legal power to direct or cause the direction of the general management and policies of the Party in question;

     "Diabodies Agreement" means the heads of agreement covering the Diabodies patents signed by MRC and CAT on 19th July 1993;
     "Effective Date" means 20th July 1992;
     "E Merck" means the company known by that name as at the date of this Agreement but for the avoidance of doubt should Control of the company be acquired by a third party or parties acting in concert after the date of this Agreement then the company shall no longer be treated as E Merck for the purposes of this Agreement;
     "Force Majeure" means in relation to either Party, any circumstances beyond the reasonable control of that Party including, without prejudice to the generality of the foregoing, any act of God, war, riot, civil commotion, fire, explosion, flood, adverse weather, epidemic, or other natural physical disaster, strike, lockout or other form of industrial action or any form of Government or supranational authority intervention;
     "Heads of Agreement" means the heads of agreement signed by MRC and CAT on 11th December 1992 and the heads of agreement signed by MRC and CAT on 20th July 1992;
     "MRC Libraries" means all those libraries (collections of bacteriophages, each of which displays an antibody or fragment thereof) produced prior to the date of execution of this Agreement by the Cambridge Centre for Protein Engineering using the Technology details of which are set out in Schedule 4;
     "Net Invoice Price" or "NIP" means in relation to a Product sold by a party or sub-licensee of that Party, the price invoiced by that Party (or sub-licensee as appropriate) to the relevant purchaser (or in the case of a sale or other disposal otherwise than at arm's length, the price which would have been invoiced in a bona fide arm's length contract or sale), but deducting the costs of packing, transport and insurance, customs duties, any credits actually given for returned or defective Products, normal trade discounts actually given, and sales taxes, VAT or other similar tax charged on and included in the invoice price to the purchaser;
     "Offer Mechanics" means that MRC shall offer to CAT in writing a CAT Therapeutic Antibody Licence promptly following:-
          (A) 12 months following completion of any significant inventive step and reduction to practice in relation to identification or validation of any target the subject of any such licence or following invention and reduction to practice of products which actually or potentially include a therapeutic antibody and in either case where no patent application is made; or
          (B) where a patent filing is made in relation to the same 12 months after filing a PCT or EPO patent application relating to the same.
     CAT shall have 90 days to consider such offer or any such longer period as may be agreed between MRC and CAT and if it wishes to be granted a licence shall give written notice to MRC thereof following which CAT shall be deemed automatically to have been granted such a licence;
     "Patent Agreement" means the agreement dated 1st August 1991 between MRC and CAT relating to the prosecution of patents as defined therein; "Parties" means the parties to this Agreement;
     "Patent Rights" means:-
          (A) the patent applications filed prior to the date of execution of this Agreement short particulars of which are set out in Schedule 1;
          (B) all patents which may be granted pursuant to any of the foregoing patent applications;
          (C) any necessary patents which derive from the patent applications or any of them and any divisions, renewals, continuations, continuations-in-part, extensions or reissues or any supplementary protection certificates granted.
     "Products" means any product or formulation whose development, manufacture, use or sale would, absent a licence, infringe the Patent Rights or utilise the Technology;
     "Rare Cell Population" means a set of cells identified by a specific marker antigen(s) that is present at less than 1% of a population of cells extracted from the body;
     "Research Products" means solutions, materials or other products ("Kits") intended for research use in which the work being performed with such Kits does not involve the development of any product offered or intended for offer for commercial sale where such commercial product contains antibodies or antibody derived molecules or involves the use of antibodies at any stage in its production;

     "Royalties" means the payments specified in Clause 7;
     "Technology" means the library cloning technology and phage screening technology as described in the Patent Rights the know how (which know how CAT shall identify to MRC within 90 days of the date of this Agreement) relating thereto and the MRC Libraries;
     "Termination Date" means the date upon which this Agreement expires or is terminated; and
     "Third Party Rights" means the rights in the Fields already committed by MRC to third parties as listed in Schedule 3;
     "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights which has not been held permanently revoked, unenforceable or invalid by decision of a court or other governmental agency of competent jurisdiction, unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise;
1.2  In this Agreement, save where the context otherwise requires;
     1.2.1 a reference to a statute or statutory provision shall include a reference:

            (A) to that statute or provision as from time to time consolidated, modified, re- enacted or replaced by any statute or statutory provision;
            (B) to any repealed statute or statutory provision which it re-enacts (with or without modification); and
            (C) to any subordinate legislation made under the relevant statute;

            1.2.2 words in the singular shall include the plural, and vice versa;

            1.2.3  a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person's executors or administrators;

            1.2.4  a reference to a clause, sub-clause or Schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, sub-clause or Schedule (as the case may be) of or to this Agreement;

            1.2.5  if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

            1.2.6  references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

            1.2.7  the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

1.3 The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.
2.   RIGHTS GRANTED
2.1 Subject to the Third Party Rights MRC hereby grants to CAT during the continuance of this Agreement the following rights and licences under the Patent Rights and the Technology on the following conditions:
     Exclusive Rights
     ----------------

     2.1.1  the exclusive right and licence under CAT License Conditions to identify, develop, make, have made, import, market and sell antibodies for human in vivo use which are not antibodies the subject of Clause 2.1.7 and for the avoidance of doubt it is declared and agreed that such exclusive right and licence includes using an antibody gene as a therapeutic entity in gene therapy provided always that CAT will subject to the conditions below grant up to [***] exclusive sub-licences to develop, make, have made, use, import, market and sell a specific antibody product directed at a particular antigen (for the avoidance of doubt it is declared antibodies derived from [***] would count within this total) to the Collaborative Centre (but excluding any right of access or licence to use CAT Libraries) with the right for the Collaborative Centre to sub-sub licence for royalties payable by the Collaborative Centre to CAT and on financial terms [***]. The Collaborative Centre may from time to time submit to CAT a written request asking CAT to state whether a sub-licence to a specific antigen is available. Within 30 days of such written request CAT shall respond in writing in either the affirmative or the negative. CAT shall respond in the affirmative to the Collaborative Centre provided that the antigen is not at the time of the Collaborative Centre request:

                 [***]

          In the event of an affirmative response CAT shall grant no licence or other interest under its intellectual property which would prevent the grant of such a sub-licence for a period of [***] from the date of the Collaborative Centre's original request to CAT. An antigen reserved in this way shall be called a "Reserved Antigen." The Collaborative Centre shall be entitled to reserve a maximum of [***] Reserved Antigens in this way i.e. may replace up to [***] reservations with a new reservation. The Collaborative Centre shall inform CAT in writing when it wishes to obtain a sub-licence to a Reserved Antigen (the "Collaborative Centre Sub-Licence Notice"). CAT shall grant such a sub-licence to the Collaborative Centre provided that the Collaborative Centre Sub-Licence Notice is given within [***] of the Collaborative Centre request or if later than [***] provided that the antigen is not at the time of the Collaborative Centre Sub-Licence Notice

                 [***]

     2.1.2 the exclusive right and licence under CAT Licence Conditions to use antibodies as part of a medical (but not a research) procedure [***] provided always that to maintain exclusivity in this area CAT must send to MRC not less than annually on the anniversary of the execution hereof a written report describing CAT's progress in this field which shall show that CAT has exercised reasonable diligence in the exploitation of this field failing which CAT shall lose such exclusivity on receipt of not less than 6 months written notice by MRC to CAT.

     2.1.3 the exclusive right and licence under CAT Licence Conditions to provide Antibody Isolation Services for third parties.

     2.1.4 the exclusive right and licence under CAT Licence Conditions to use and exploit commercially in any way whatsoever the inventions the subject of the patent and its corresponding patents listed in
               Schedule 1 as [***] except that nothing in this Agreement shall confer any right upon CAT and CAT shall not exercise or use the [***] patent rights in the following fields of use:

           (a) biosensors;

           (b) therapeutic products which include mammalian retroviruses encoding [***] as a fusion with viral coat proteins; and

           (c) [***] generated from combinations of four specific antibodies set out in Schedule 5 hereto.

     2.1.5 the exclusive right and licence under CAT Licence Conditions to use molecules isolated by the Technology for use in the manufacturing process of pharmaceutical products or intermediates

     2.1.6 the exclusive right and licence under CAT Licence Conditions to develop, make, have made, use, import, market and sell Catalytic Antibodies or Research Products

Co-exclusive rights
-------------------

     In this Agreement "co-exclusive" means an exclusive licence for both CAT and the Collaborative Centre under a licence from MRC on the specific terms and on a case by case basis as set out below in sub-clauses 2.1.7 and
     2.1.8. For the avoidance of doubt it is agreed that the MRC shall not grant any other licences to any parties other than CAT or the Collaborative Centre in the fields covered by Clauses 2.1.7 and 2.1.8;

     2.1.7 the co-exclusive right and licence for CAT under CAT Licence Conditions to improve, develop, make, have made, import, market and sell antibodies originally isolated by hybridoma derived methods from non-primate sources (including non- primate antibody genes) which have been humanised using CDR grafting techniques the subject of the patent known as [***] derived from the UK Patent application [***] (which for the avoidance of doubt is not being licensed pursuant to this Agreement) provided always that MRC shall have the right to grant a co-exclusive licence to Collaborative Centre on the same terms but subject to the Collaborative Centre Conditions with the right for the collaborative Centre to collaborate with academic or commercial third parties in relation thereto and to sub-licence such third parties to use and exploit improved antibodies including any Products and libraries derived from mutagenesis of the original antibody and specifically created subject to any such collaboration with the Collaborative Centre provided that in these circumstances the term of the Collaborative Centre Conditions equivalent to Clause 7.1.3(a) hereto shall be varied so that the 3 stated percentages read [***] respectively and the term of the Collaborative Centre Conditions equivalent to Clause 7.1.3(b) hereof shall be varied so that the second stated percentage reads [***] instead of [***].

     2.1.8 the co-exclusive right and licence for CAT under CAT Licence Conditions to use antibody structural information to design non-antibody drug candidates provided always that MRC shall have the right to grant a co-exclusive licence to Collaborative Centre on the same terms subject to the Collaborative Centre Conditions with the right for the Collaborative Centre to collaborate with academic or commercial third parties in relation thereto and to sub-licence such third parties to use and exploit Products identified subject to any such collaboration with Collaborative Centre.

Gene-sequencing and analysis rights
-----------------------------------

     2.1.9 the exclusive right and license under CAT License Conditions to use antibody repertoires and libraries and antibodies isolated from them in the identification, analysis and validation of targets for therapeutic, diagnostic or prophylactic entities arising from gene sequencing data and analysis provided always that MRC shall have the right (which for the avoidance of doubt it is declared and agreed does not include any right of access to or licence to use the CAT Libraries) to grant the following licences provided always that) (save in the case of Collaborative Centre collaborations with [***] but only for so long as Collaborative Centre and [***] have ongoing collaborative work together) if it does so MRC shall if required grant CAT a CAT Therapeutic Antibody Licence which licence shall be offered by MRC to CAT on the terms of the Offer Mechanics:-

           Collaborative Centre License

     2.1.9.1 a non-exclusive licence to the Collaborative Centre to work under and use the Patent Rights and Technology for the same purpose subject to the Collaborative Centre Conditions and which shall include the following terms (save in relation to Collaborative Centre collaborations with [***] in which case the licence shall not include that part of condition (b) below which requires MRC to place itself in a position where it can grant CAT a CAT Therapeutic Antibody Licence, for the avoidance of doubt however the remainder of condition (b) below shall apply in respect of [***]):

             (a) the Collaborative Centre shall be permitted to collaborate with academic and commercial third parties for this purpose including sending to them clones isolated and/or characterised during such process.

             (b) if it is appropriate and it is decided to make patent applications for any targets or products identified or validated by the Collaborative Centre or its third party collaborators pursuant to the licence these shall be made promptly and MRC shall ensure that it secures all rights necessary under any such intellectual property to place it in a position where it can grant CAT a CAT Therapeutic Antibody Licence provided always that in this case the Offer Mechanics may be varied so that when making the offer to CAT MRC shall be entitled to indicate on behalf of the Collaborative Centre that it is the subject of an "antigen override" which means that no licence is available to CAT and Collaborative Centre is deemed to have exercised one of its antigen specific licences under Clause 2.1.1. For the avoidance of doubt it is agreed that the exercise of the antigen override is subject to the same mechanism for selecting and reserving antigens as described in Clause
                    2.1.1 and the conditions covered by the Collaborative Centre Sub-Licence Notice.

             (c) subject to the CAT Therapeutic Antibody Licence (save in the case of E Merck, Collaborative Centre Collaborations with which are not subject to the CAT Therapeutic Antibody Licence provisions), the Collaborative Centre or its third party collaborators may exploit such targets and develop, make, have made, use, import, market and sell products directed at such targets subject always to the Collaborative Centre Conditions. For the avoidance of doubt it is declared and agreed that royalties shall only be payable to CAT via MRC under terms equivalent to those set out in clauses 7.1.2, 7.1.3, 7.2, 7.3 and 7.6 to 7.12 inclusive on sales of
                    Products.

             Third Party Licence

     2.1.9.2 a non-exclusive licence to third party companies who are licensed by MRC to use and exploit other MRC pending or granted patent rights or technology which third parties' focus and which other MRC rights are not principally in the field of therapeutic antibodies, as follows:

          (i) in relation to those companies in which at any time since the Effective Date MRC has had or will have a founder shareholding or has played or will play a significant part in their establishment, from the date of this Agreement; and

          (ii) in relation to other companies not before [***] years from the date of this Agreement unless the prior written consent of CAT is obtained, such consent not to be unreasonably withheld and CAT's decision to be provided within 90 days of the formal request being made of CAT such licence to permit such third party companies to work under and use the Patent Rights and Technology for the same purpose as in 2.1.9 on conditions the same as the Collaborative Centre Conditions and including the following terms:

          (a) such third party shall pay MRC an up front fee and MRC shall pay CAT [***] of such up front fee such payment to CAT to be not less than [***] MRC and CAT shall agree the size of this payment to apply in each calendar year of this agreement no later than 15 days prior to expiry of the previous calendar year. For the calendar year 1997 this shall be [***] and it shall not be less than this fee in future years. For the avoidance of doubt it is agreed that if MRC does not grant any licences to any third party no fee or any percentage of any fee shall be payable to CAT by MRC.

          (b) if it is appropriate and it is decided to make patent applications for any targets or products identified or validated by the third party pursuant to the licence these shall be made promptly and MRC shall ensure that it secures all rights necessary under any such intellectual property to place it in a position where it can grant CAT a CAT Therapeutic Antibody Licence.

          (c) subject to the aforesaid CAT Therapeutic Antibody Licence and to terms the same as Collaborative Centre Conditions the third party may freely develop, make, have made, use, import, market and sell products directed at such targets. For the avoidance of doubt it is declared and agreed that royalties shall only be payable to CAT via MRC under terms equivalent to those set out in Clauses 7.1.2, 7.1.3, 7.2, 7.3. and 7.6 to 7.12 inclusive on sales of
               Products.

               N.B. The parties hereby agree that after signature of this Agreement (if necessary) they will meet and negotiate in good faith in order to seek to secure CAT consent for MRC to licence a third party company or companies to work under and use the Patent Rights and the Technology in conjunction with [***].

         Non-exclusive  rights
         ---------------------

     2.1. 10 the non exclusive right and licence under CAT Licence Conditions for all purposes other than those set out in sub-clause 2.1.1 to
               2.1.9 inclusive. Subject always to the provisions of Clause 2.2 in the event that MRC grants any other non-exclusive licences to third parties (which for the avoidance of doubt it is declared and agreed shall not include any right of access to or licence to use the CAT Libraries) MRC shall do so only on the condition that it shall if required grant CAT a CAT Therapeutic Antibody Licence which shall be offered by MRC to CAT on the terms of the Offer Mechanics and further MRC shall ensure that in any such non-exclusive licence to a third party there shall be set out in detail all the areas in which CAT has been granted exclusive or co-exclusive rights and from which the licensee is excluded and it shall be subject to terms equivalent to the Collaborative Centre Conditions and to the following terms:-

          (a) such third party shall pay MRC an up front fee and MRC shall pay CAT [***] of such up front fee.

          (b) if it is appropriate and it is decided to make patent applications for any targets or products identified or validated by the third party pursuant to the licence these shall be made promptly and MRC shall ensure that it secures all rights necessary under any such intellectual property to place it in a position where it can grant CAT a Therapeutic Antibody Licence.

          (c) subject to the aforesaid CAT Therapeutic Antibody Licence and terms same as Collaborative Centre Conditions the third party may freely develop, make, have made, use, import, market and sell Products directed as such targets or products identified pursuant to the non-exclusive licence.

               For the avoidance of doubt it is declared and agreed that royalties shall only be payable to CAT via MRC under terms equivalent to those set out in Clauses 7.1.2, 7.1.3, 7.2, 7.3 and
               7.6 to 7.12 inclusive on sales of Products.

2.2 When MRC receives an application for or is negotiating with a third party for a licence under Clause 2.1 and MRC is aware that such third party owns or is able to licence intellectual property or technology which is competitive with the Patent Rights and Technology MRC shall hand over the negotiations and drafting of such a licence to CAT who shall deal with the matter as in its sole discretion considers fit.
2.3 Nothing in this Agreement shall confer any right upon CAT and CAT shall not exercise or use the Technology or Patent Rights in the commercial sale or sublicence of [***].
2.4 All MRC rights not specifically and expressly granted to CAT in this Agreement are reserved to MRC. For the avoidance of doubt MRC retains the right to work under the Patent Rights and the Technology for research purposes. Research purposes include situations where part of the funding for the research is provided by a commercial third party but the commercial third party shall not itself acquire any licence under the Patent Rights and the Technology under the provisions of this sub-clause. Research purposes does not include contract research undertaken by MRC for commercial third parties.
2.5 Without prejudice to Clause 7 hereof, in consideration of the rights guaranteed hereunder and in the Diabodies Agreement, CAT Group shall within 21 days of the date hereof, pay to MRC the sum of $US 4,950,000 (the "Cash Consideration") and, provided the MRC Option or CAT Option has been exercised under Clause 2.6 below, MRC shall be entitled to nominate a Director to the board of Directors of CAT Group whose identity shall be subject to the approval of the CAT Group board (and if any nominated director is not so approved MRC shall be entitled to nominate a different person), provided that MRC shall lose the right to nominate a Director if:-
     2.5.1 MRC's shareholding in CAT Group at any time falls below 200,000 shares; or

     2.5.2 after a period of 2 years from the date of this Agreement MRC's shareholding in CAT Group falls below 5% of the issued share capital of CAT Group;

     and in such circumstances if requested by CAT MRC shall use its reasonable endeavours to ensure that its nominated director resigns. The board and shareholders of CAT Group shall be entitled to dismiss or remove MRC nominated director on the normal grounds for dismissal or removal of directors provided always that in such circumstances MRC shall be entitled to nominate a replacement.

2.6  At any time prior to the payment of Cash Consideration:-
     2.6.1 MRC may, by notice in writing to CAT Group, require CAT Group to allot to MRC 150,000 ordinary shares of 50 pence each in CAT Group in consideration of the release by MRC of CAT Group's liability to pay the Cash Consideration ("MRC Option"); or

     2.6.2 CAT Group may, by notice in writing serve on MRC a notice requiring MRC to subscribe (and MRC shall so subscribe) for 150,000 ordinary shares of 50 pence each in CAT Group, the consideration for the allotment of such shares being the release by MRC of CAT Group's liability to pay the Cash Consideration, and such release shall be deemed to take effect on such allotment (the "CAT Option").

2.7 Where CAT Group elects or is required to use ordinary shares pursuant to the exercise of the CAT Option or the MRC Option, such issue will take effect within 21 days of the date hereof and such share shall be issued credited as fully paid and shall be deemed to have been issued at a price of US$ 33 per share.
2.8 On execution of this Agreement MRC and CAT may execute a formal licence agreement or agreements (as advised) based on the form set out in Schedule 2 and CAT shall at its own expense register or procure the registration of such a licence agreement with the UK Patent Office.

3.   DURATION

3.1 This Agreement shall be deemed to have commenced on the Effective Date and shall continue unless terminated pursuant to clause 8 until the expiry of CAT's obligations to make payments to MRC pursuant to clause 7.3 and MRC's obligations to make payments to CAT pursuant to clause 2.1.

4.   RESEARCH PROGRAMMES

     CAT shall undertake research programmes (involving third party collaboration where appropriate) relating to the exploitation of the Technology and shall use reasonable endeavours to exploit the Technology
                              ----------
     commercially.

5.   PATENTS

5.1 All and any expenses, outgoings, fees and other payments made or incurred by MRC and/or CAT as at the date hereof in relation to the filing and prosecution of the Patent Rights shall be borne by the Party which has made or incurred them without right of recovery from the other Party.

5.2 The Parties acknowledge that the Patent Agreement has terminated and agree that this Agreement supersedes the Patent Agreement.

5.3 CAT shall at its own cost and expense but in the name of MRC (or in the case of jointly owned Patent Rights in the joint names of MRC and CAT) use its reasonable endeavours to prosecute to grant with the broadest possible claims all subsisting patent applications within the Patent Rights and shall use its reasonable endeavours to maintain (including taking or participating in any necessary or desirable interference, opposition or similar proceedings) such Patent Rights in force for the full term thereof. MRC shall provide to CAT at CAT's cost and expense all reasonable assistance as CAT may require from time to time in connection with its obligations under this clause 5.3. CAT shall keep MRC fully informed of all material developments in relation to CAT's obligations under this clause.

5.4 If at any time CAT decides to abandon the prosecution or maintenance of any Patent Rights, it shall first notify MRC and give MRC the opportunity to take over the prosecution and maintenance at its own expense of such Patent Rights and CAT shall assign to MRC all its interest in such Patent Rights as are jointly owned by CAT and MRC. CAT shall provide to MRC at MRC's cost and expense all reasonable assistance as MRC may require from time to time in connection with any Patent Rights, the prosecution and maintenance of which MRC has taken over.

5.5 MRC gives no warranty and does not make any representation that the Patent Rights are or will be valid or that the exercise of the rights granted or to be granted to CAT hereunder will not result in the infringement of valid patents of third parties.

5.6 Each of the Parties shall notify the other promptly of any proceedings or application for revocation of any of the Patent Rights emanating from a third party that comes to its notice or if a third party takes or threatens to take any proceedings for infringement of any patents of that third party by reason of CAT's use or operation of the Technology, Patent Rights (or manufacture, use or sale of the Products). Each Party shall notify the other promptly of any infringement of the Patent Rights and Technology by a third party which may come to its attention during the term of this Agreement.

5.7  Upon the occurrence of any event described in clause 5.6 CAT shall:
     5.7.1 at its own cost defend or bring such proceedings if and to the extent that CAT considers it reasonable so to do and in such manner as it shall consider necessary in order to protect the Patent Rights and interests of MRC and CAT under this agreement;

     5.7.2 keep MRC reasonably informed of the progress of such defences or proceedings;

     5.7.3 be entitled if such defense or proceedings are successful whether at trial or by way of settlement to retain the whole of any award of costs and damages made in such proceedings or settlement.

5.8  MRC shall:
     5.8.1 at CAT's expense, render such assistance to CAT as CAT may reasonably require in respect of such defence or proceedings;

     5.8.2 not be prevented in circumstance where CAT fails to do so under Clause 5.7 from defending any action for an injunction, damages or other relief or remedy brought by a third party against MRC for patent infringement provided that MRC has first notified CAT that it regards CAT's defense of MRC's position as inadequate and CAT has failed to remedy the same within 30 days of MRC's notice.

5.9 If at any time during this Agreement CAT directly or indirectly opposes or assists any third party to oppose the grant of letters patent or any patent application within the Patent Rights, or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights or any of the claim thereof then and in such event MRC may at any time thereafter give notice under clause 8 to terminate this Agreement. CAT shall use its reasonable endeavours to include a clause similar to this clause 5.9 in its agreements with sub-licensees of the Patent Rights.

6.   SUB-LICENSING AND SUB-CONTRACTING

6.1 CAT may sub-license its rights under clause 2 for any purpose whatsoever provided always that CAT shall not have the right to sub-license the rights granted hereunder in their entirety to any third party and CAT shall remain responsible for all acts and omissions of such sub- licensees or sub-contractors as though they were CAT.

6.2 CAT shall forthwith notify MRC of any sub-licence granted pursuant to this clause and of the identity of any sub-licensee.

6.3  CAT undertakes with MRC:

     6.3.1 such sub-licence shall be granted on and shall contain substantially similar terms and conditions as the clauses hereof save that it shall provide for automatic termination upon the termination of this Agreement;

     6.3.2 CAT shall procure and be responsible to MRC for the performance and observance by the sub-licensee of the terms and undertakings contained in such sub-licence and on its part to be observed and performed.

7.   FEES AND ROYALTIES

7.1 CAT shall pay MRC in consideration of the grant made in this Agreement the following sums (exclusive of VAT thereon);

     7.1.1 the sum of [***] payable in [***] equal installments, the first payment of [***] being payable on the date of execution of this Agreement and thereafter a payment of [***] being payable on each of the first 4 anniversaries thereof;

     7.1.2 Subject always to the provisions of Clause 7.2 a Royalty of [***] of the Net Invoice Price on each sale of the Products by CAT or its Affiliates;

     7.1.3 Subject always to the provisions of Clause 7.2 a Royalty calculated in respect of the Net Invoice Price ("NIP") of each sale of the Products by CAT's sub-licensees, such Royalty to be calculated as follows:-

           (a) MRC to receive from CAT [***] of the royalty percentage calculated by reference to NIP payable to CAT by any sub-licensee up to a maximum of [***] of the NIP of CAT's sub-licensee's sale of Products provided always that MRC shall not on any occasion receive payments which represent less than [***] of the NIP of CAT's sub-licensees sale of Products; and

           (b) MRC to receive from CAT [***] of any additional royalty percentage calculated by reference to NIP payable to CAT by any sub-licensee in excess of [***] and up to [***] of the NIP of CAT's sub-licensee's sale of Products

7.2 There are 2 circumstances in which there will be a reduction to the royalties payable by CAT under Clauses 7.1.2 and 7.1.3 as follows:

     7.2.1 If CAT or its sub-licensees are required to licence any third party dominating patents in order to be able to exercise the rights granted to it hereunder involving use of the inventions disclosed in the patents and the corresponding patents listed in Schedule 1 as number [***] and number [***] and numbers [***] CAT may deduct from the sums due to MRC all such sums payable to such third parties up to a maximum of [***] of the sums due to MRC provided that such a reduction shall not be made where a reduction has already been or is to be made under Clause 7.5 below

     7.2.2 Where Products infringe only those of the Patent Rights which deal with [***] being those patents referred to in Schedule 1 as number [***] royalties shall be payable at [***] of the normal rate

7.3 Royalties due to MRC pursuant to clause 7.1 shall be payable in any country in respect of any Product covered by Valid Claim of the Patent Rights in the country or ten years from first commercial sale for use or consumption by the general public of that Product in that country, whichever is the later.

7.4 Save as otherwise provided in this Agreement no licence fee or royalty is due by CAT to

     MRC in respect of any exploitation of the CAT Libraries as research tools including rights to Patent Rights and/or Technology as appropriate.

7.5 Royalties on Products paid by CAT to MRC under prior existing agreements between MRC and CAT shall be creditable against a maximum of [***] on Royalties payable on the same Products by CAT under clauses 7.1.2 and 7.1.3

7.6 CAT shall within 60 days of the end of each half year commencing on 2 January and 1 July;

     7.6.1 prepare and deliver to MRC, a detailed statement confirming;

           (A) the quantity of the Products sale by CAT and sub-licensees during that half year;

           (B) whether the Product sold was by way of sale, hire, lease or other disposal;

           (C) the Net Invoice Price of each Product so sold; and

           (D) the amount of Royalties due; and

     7.6.2 pay to MRC the amount of Royalties due in respect of that half year.

7.7 If MRC shall within 90 days of the receipt of any such statement give to CAT notice that it does not accept the same, such statement shall be certified by an independent chartered accountant appointed by agreement between the Parties or, in default of agreement within 14 days, by the President for the time being of the Institute of Chartered Accountants of England and Wales in London. CAT shall make available all books and records required for the purpose of such certification at reasonable times during normal business hours and the statement so certified shall be binding between the parties. The costs of such certification shall be the responsibility of MRC unless the certificate shows that Royalties in excess of 5 per cent. of those stated in the original statement are payable in which case they shall be the responsibility of CAT. Following any such certification of the Parties shall make any adjustments necessary in respect of the Royalties already paid to MRC.

7.8 CAT shall keep separate and detailed true and accurate books and records containing all information necessary for the calculation of the Royalties. MRC shall be entitled at its expense to inspect the same by its authorized representative or representatives on reasonable notice during business hours and to take copies of or extracts from such books and records.

7.9 All sums payable hereunder are exclusive of value added tax (VAT), which shall where appropriate be paid in addition. MRC shall deliver to CAT a VAT invoice in respect of every payment affected by VAT.

7.10 All payments hereunder shall be made in Sterling. Any Net Invoice Price expressed in a currency other than Sterling shall be converted in Sterling by reference to the average of the relevant buying and selling rates of National Westminster Bank plc ruling at the end of the month in which the payment of Royalties pursuant to clause 7.3 is due or is made, whichever is the earlier.

7.11 If CAT defaults in the payment of any sum due to MRC, such sum shall bear interest or from the end of the half year in which payment was due until payment is made (irrespective of whether the date of payment is before or after any judgment or award in respect of the same) at a rate per annum equal to 4 per cent over the base rate from time to time of National Westminster Bank plc, such interest accruing daily but not itself bearing interest.

7.12 CAT shall make all payments of sums payable to MRC without any deduction or set-off other than such amount (if any) as it is required to deduct by law. If CAT is required to make such deduction, it shall do all things in its power which may be reasonably necessary to enable or assist MRC to claim exemption therefrom under any double taxation or similar agreement from time to time in force and shall from time to time give to MRC proper evidence as to the deduction and payment over of the tax or sums withheld.

8.   TERMINATION

8.1 Either Party (referred to in this clause as the "terminating Party") may terminate this Agreement forthwith by notice in writing to the other (referred to in this clause as the "other Party") upon the happening of one or more of the following events:

     8.1.1 if the other Party shall fail to pay any sum due to the terminating party within 30 days after the due date and the Party has failed to remedy such breach within 30 days after written notice has been given to it by the terminating Party, specifying the breach;

     8.1.2 if the other Party shall commit any other material breach of its obligations hereunder and (in the case of a breach capable of being remedied) shall fail to remedy such breach within 30 days after written notice has been given to it by the terminating Party specifying the breach;

     8.1.3 if an order is made, or a petition presented, or an effective resolution is passed for the winding up of the other Party (except for the purpose of an amalgamation or reconstruction, the terms of which have been previously been notified to and approved by the terminating Party;

     8.1.4 if an administration order is made, or a petition for such an order is presented, in respect of the other Party;

     8.1.5 if a voluntary arrangement under section 1 of the Insolvency Act 1986 is proposed in respect of the other Party;

     8.1.6 if the other Party convenes a meeting of or proposes or enters into any arrangement or composition with its creditors;

     8.1.7 if any distress, execution, sequestration or other process is levied or enforced or sued out of upon or against any of the assets of the other Party and the same is not discharged within 14 days;

     8.1.8 if an encumbrancer takes possession or an administrative or other receiver or manager is appointed of the whole or any part of the assets of the Party in breach;

     8.1.9  if the other Party is unable to pay its debts within the meaning of
            Section 123 of the Insolvency Act 1986;

     8.1.10 if the other Party shall stop or threaten to stop payment of its debts generally or cease or threaten to cease to carry on its business;

     8.1.11 if any event occurs in respect of the other Party in any jurisdiction outside England which is analogous to any of the events referred to in the foregoing paragraphs.

8.2 Without prejudice to clause 5.9 MRC may terminate this Agreement forthwith by notice in writing in any of the following circumstances:

     8.2.1 if CAT is consistently late in paying Royalties to MRC, and for the purpose of this clause CAT shall be deemed to be consistently late if it has failed for [***] to render statements and pay royalties within the due time; or

     8.2.2 if in any period of [***] there shall have been any delay or failure in performance under this Agreement on the part of CAT resulting from any occurrence of any event or events of Force Majeure which delay or failure shall have continued for an aggregate period of [***].

     8.2.3 if MRC shall have served on CAT notice requiring within [***] remedy of a delay or failure in performance under this Agreement on the part of CAT and such delay or failure by CAT has not been remedied by CAT within the time stated.

8.3 Upon the termination of this Agreement by MRC for whatever reason CAT shall forthwith cease to make any use of the Patent Rights save that if CAT has a stock of Products existing or in the course of manufacture or unfulfilled orders on hand at the Termination Date CAT may, but only with MRC's specific permissions not to be unreasonably withheld, sell such stock on the terms hereof.

8.4 Upon any termination of this Agreement by MRC, other than for breach by a CAT sub- licensee appointed pursuant to clause 6.1 MRC shall be made a party to any agreement between CAT and a sub-licensee of CAT's rights hereunder for the purpose of ensuring that CAT's sub-licensee hereunder may continue to exploit the Patent Rights and Technology sub-licensed to it by CAT.

8.5 It is expressly agreed that MRC shall not be liable to pay any severance payment or compensation to CAT for loss of profits or loss of goodwill or for any other loss or damage howsoever arising as a result of the expiry or termination, for whatever reason, of this Agreement.

8.6 For the avoidance of doubt, (and without prejudice to the generality of clauses 8.3 to 8.5), in relation to those of the Patent Rights in respect of which CAT is joint registered proprietor with MRC (if any), upon expiry or termination of this Agreement for whatever reason, MRC and CAT shall both be entitled to use those rights, but shall not individually be entitled to assign those rights or to licence third parties under those rights without the prior written consent of the other Party not to be unreasonably withheld.

8.7 In the event of a breach by MRC of its obligations under Clauses 2.1.1, 2.1.2, 2.1.4 or 2.1.10 and if CAT shall have served on MRC notice requiring within [***] remedy of a delay or failure in performance under this Agreement on the part of MRC or any other licensees of MRC and such delay or failure has not been remedied within the time stated CAT shall have the right on written notice to MRC forthwith to terminate the rights of MRC thereunder. Upon any such termination other than for breach by an MRC licensee CAT shall be made a party to any agreement between MRC and a licensee of MRC for the purpose of ensuring that MRC's licensee may continue to exploit the Patent Rights and Technology licensed to it by MRC.

8.8 Clauses 5, 7, 9, 18 and 22 and all accrued rights and liabilities of the Parties hereto shall survive the termination, for whatever reason, of this Agreement.

9.   INDEMNITY

9.1 CAT shall be liable for and will indemnify MRC (together with its officers, servants and agents) against any and all liability, loss, damages, costs, legal costs, professional and other expenses of any nature whatsoever incurred or suffered by MRC whether direct or consequential arising out of any dispute or contractual tortious or other claims or proceedings brought against MRC by a third party claiming relief against MRC by reason of the exercise and use of the Technology or the Patent Rights or manufacture, use or sale of any Products by CAT.

9.2 MRC shall be liable for and will indemnify CAT (together with its officers, servants and agents) against any and all liability, loss, damages, costs, legal costs, professional and other expenses of any nature whatsoever incurred or suffered by CAT whether direct or consequential arising out of any dispute or contractual tortious or other claims or proceedings brought against CAT as a third party claiming relief against CAT by reason of the exercise and use of the Technology or the Patent Rights or manufacture, use or sale of any Products by MRC or the Collaborative Centre.

10.  ASSIGNMENT

10.1 Save as otherwise provided in this Agreement neither Party shall without the prior written consent of the other assign the benefit and/or burden of this Agreement except to an Affiliate of CAT or a third party acquiring all of the business of CAT and then only provided that such Affiliate or third party undertakes to MRC to be bound by the terms of this Agreement.

10.2 This Agreement shall be binding on and enure for the benefit of the successors and agreed assigns of the Parties.

11.  FORCE MAJEURE

11.1 Neither Party to this Agreement shall have any liability whatsoever or (without prejudice to any payments of monies due) be deemed to be in default for any delays or failures in performance of any of its obligations under this Agreement resulting from any occurrence of an event of Force Majeure provided that this shall not apply to relieve CAT of any payment obligation where the occurrence or event consists of non-payment or late payment by a customer or otherwise consists of a shortage of funds.

11.2 The occurrence or existence of any event of Force Majeure shall be immediately notified by the party affected thereby to the other. The affected party shall use all reasonable endeavours to remedy the event or limit the effects of the said event of Force Majeure upon the other party as quickly as possible.

12.  SEVERABILITY

     If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties in this Agreement.

13.  DELAY

     No failure or delay or other indulgence on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude the further exercise or such right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies by law.

14.  CONFIDENTIALITY

14.1 Subject to clause 14.2 below, each Party shall keep secret and confidential all technical or financial information which may be disclosed to it by the other Party pursuant to this Agreement including, without limitation, any financial information which may be disclosed pursuant to clause 7.6 and may not disclose such information to any person except to those of its employees who have a need to know such information

14.2 The obligations of confidence referred to in clause 14.1 shall not extend to any information which:

            14.2.1 was already known to the recipient Party prior to its receipt from the disclosing party;

            14.2.2 is subsequently disclosed to the recipient lawfully by a third party owing no obligation of confidence in respect of such information.

            14.2.3 is or shall be generally available to the public otherwise than by reason of breach of clause 14.1 by the recipient Party;

            14.2.4 is required by law to be disclosed and then only when prompt written notice of this requirements has been given to the disclosing Party so that such Party may seek appropriate relief to prevent such disclosure

15.  NOTICES

15.1 A notice, approval, consent, or other communication given under or in connection with this Agreement (in this Clause known as a "Notice"):

     15.1.1 must be in writing in the English language;

     15.1.2 must be left at the address of the addressee or sent by pre-paid first class post to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this clause, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant party may from time to time specify by Notice given in accordance with this clause.

            The relevant details for each Party at the date of this Agreement are:

            MRC
            Address:-     20 Park Crescent, London W1N 4AL
            Facsimile:    0171 323 1331
            Attention:    Head of Technology Transfer Group

            CAT
            Address:-     The Science Park, Melbourn, Nr Royston,
                          Cambridgeshire, SG8 6JJ, UK
            Facsimile:    01763 263413
            Attention:    Company Secretary

15.2 In the absence of evidence of earlier receipt, any Notice shall take effect from the time that it is deemed to be received in accordance with sub-clause 3 below.

15.3 Subject to sub-clause 4 below, a Notice is deemed to be received:

            15.3.1 in the case of a notice left at the addressee, upon delivery at that address;

            15.3.2 in the case of a posted letter, on the third day after posting;

            15.3.3 in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient provided that a confirmatory copy of such facsimile shall have been sent by post in accordance with sub-clause 1 within 24 hours of such transmission.

15.4 A Notice received or deemed to be received in accordance with sub-clause 3 above on a day which is not a Business day or after 5 p.m., on any Business Day, shall be deemed to be received on the next following Business Day.

15.5 For the purposes of this clause, "Business Day" shall mean a day not being a Saturday on which trading banks are generally open for business in the City of London.

16.  NO PARTNERSHIP

     Nothing in this Agreement or in any document referred to in it or any arrangement contemplated by it shall constitute either Party a partner of the other nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on the other Party or to pledge the credit of the Party.

17.  ENTIRE AGREEMENT

17.1 This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and without prejudice to the generality of the foregoing excludes any warranty, condition or other undertaking implied at law or by custom.

17.2 Each Party confirms that, except as provided in this Agreement and without prejudice to any liability for fraudulent misrepresentation, no Party has relied on any representation or warranty or undertaking which is not contained in the Agreement (or which was made by a party who is not a party to this Agreement), and neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party unless and to the extent that a claim lies under the Agreement.

17.3 In the event that any provision of this Agreement shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining provisions hereof shall continue in full force and effect and if necessary, be so amended as shall be necessary to give effect to the spirit of this Agreement so far as possible.

18.  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

18.1 This Agreement shall be governed by, and construed in accordance with English law.

18.2 The Parties agree that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

18.3 Each Party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process of any third or other party notice) may be served on the other Party by being delivered to or left for that Party at its address for service of notices under clause 15 and each Party undertakes to maintain such an address at all times in the United Kingdom and to notify the other Party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 15.

19.  COMPLIANCE WITH LAWS AND REGULATIONS

     Each Party shall observe and abide by and shall require its sub-contractors to observe and abide by all laws, regulations and by laws as may apply in relation to the matters contemplated by this Agreement. Neither Party shall do anything or omit to do anything which will cause the other to be in breach of any applicable laws or regulations which have been notified by the other Party.


20.  VARIATION AND WAIVER

20.1 No variation of this Agreement shall be effective unless it is in writing signed by the Parties.

20.2 No waiver of any term, provision or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party.

20.3 Without prejudice to clause 14 no failure to exercise nor any delay in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

21.  APPROVALS AND COMPLIANCE

21.1 Without prejudice to clause 19, CAT shall obtain any authorisation or approvals by the relevant authorities within the Territory as may be required for or as a result of this Agreement on for the use or sale of any Products and shall ensure that the validity of the same is maintained during the term of this Agreement.

21.2 CAT shall be responsible for ensuring that any Products and its packaging and labelling comply with all legislation, regulations, standards and codes of practice in the Territory.

22.  ANNOUNCEMENTS

22.1 Except as required by law or for the purpose of litigation or to the extent necessary to comply with the requirements of the Securities and Exchange Commission, the London Stock Exchange Limited and any other equivalent entity in another jurisdiction and then, so far as permitted and practicable, only when prompt written notice of this requirement has been given to the other Party:

     22.1.1 all press releases to be issued which relate to this Agreement shall be agreed between the Parties;

     22.1.2 no announcement shall be issued or publicly given concerning the financial terms set out in Clause 7 of this Agreement unless in a form agreed to by MRC and CAT; and

     22.1.3 neither MRC nor CAT shall disclose to any third party other than their respective professional advisers any of the financial terms of the Agreement.

23.  RTPA SUSPENSION OR RESTRICTIONS

     If a provision contained in this Agreement or in any arrangement of which this Agreement forms part makes this Agreement or any such arrangement registrable under the Restrictive Trade Practices Act 1976 that provision shall not come into effect until the day after the date on which full particulars of this Agreement and of any such arrangement have been furnished to the Office of Fair Trading pursuant to Section 24 of the Restrictive Trade Practices Act 1976.

IN WITNESS

its duly authorised representatives the day and year first above written.

For and behalf of MRC

Signed: ____________________________
Printed: ___________________________
Title: _____________________________
Date: ______________________________

For and behalf of CAT

Signed: ____________________________
Printed: ___________________________
Title: _____________________________
Date: ______________________________

For and behalf of CAT GROUP

Signed: ____________________________
Printed: ___________________________
Title: _____________________________
Date: ______________________________

                                  SCHEDULE 1
                                  ----------
                                 Patent Rights
                                 -------------

CAT/MRC PATENTS AND APPLICATIONS

Number        PCT/GB89/01344
Inventor      Winter et al (Winter 2)
Title         Cloning Immunoglobulin Variable Domain Sequences
Subject       Antibody PCR
Applicant     MRC
Status        Granted in Europe (EPO 368 684B1), Australia, application
                    elsewhere

Number        PCT/GB91/01134
Inventor      McCafferty et al
Title         Methods for producing members of specific binding pairs
Subject       Gene 3 protein antibody display (and display of other proteins)
Applicant     MRC/CAT
Status        Granted Australia, Europe (EPO 589 877B1), Divisional field,
                    Application elsewhere

Number        PCT/GB92/01755
Inventors     Hoogenboom et al
Title         Production of chimaeric antibodies, a combinational approach
Subject       Humanisation of antibodies by chain shuffling (Epitope Imprinted
                    Selection)
Applicant     MRC/CAT
Status        Granted Australia, Granted US 15.10.96, Application elsewhere

Number        PCT/GB92/02240 (W093/11236)
Inventors     Griffiths et al
Title         Production of anti-self antibodies from antibody segment
                    repertoires and displayed on phage
Subject       Anti-self antibodies
Applicant     MRC/CAT
Status        Granted Australia, Application elsewhere

Number        PCT/GB92/00883 (WO92/20791)
Inventors     Winter et al
Title         Methods for producing members of specific binding pairs
Subject       Dual combinatorial libraries
Applicant     MRC/CAT
Status        Granted Australia, notice of allowance US, Application elsewhere

Number        PCT/GB93/00605
Inventors     Winter et al
Title         Methods for producing members of specific binding pairs

Subject       Site specific recombination e.g. lox P
Applicant     MRC/CAT
Status        Application

Number        US CIP 08/350260
Inventors     Griffiths et al
Title         Methods for producing Members of Specific Binding Pairs
Subject       Site specific recombination e.g. lox P, continuation in part (US)
Applicant     MRC/CAT
Status        Application

Number        PCT/GB94/01422
Inventors     Jespers et al
Title         SBP members with a chemical moiety covalently bound within the binding site production and selection thereof
Subject       Chemosynthetic libraries
Applicant     MRC
Status        Application

Number        PCT/GB94/02662
Inventors     Griffiths et al
Title         Recombinant Binding Proteins and Peptides
Subject       loxP/self splicing introns in antibody and peptide library construction
Applicant     MRC
Status        Application

Number        PCT/GB92/01483
Inventors     Winter et al
Title         Treatment of cell populations
Subject       In cell PCR
Applicant     MRC
Status        Granted Australia, application elsewhere

[***]

                                  SCHEDULE 2
                                  ----------
                             Draft Formal Licence
                             --------------------

THIS LICENCE is made the __________day of ____________ 1997

(1) MEDICAL RESEARCH COUNCIL a public body incorporated under Royal Charter, whose principal office is at [________________________] (the "Licensor"); and

(2) CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED a company incorporated in England and Wales with registered number [_________], whose registered office is at [__________________] (the "Licensee").

WHEREAS:

(A) MRC is the registered proprietor or joint registered proprietor with the Licensee of the patents listed in Schedule A (hereinafter called the "Patents")

(B) By an Agreement dated ________________ 1997 between the parties hereto (the "Agreement") MRC, amongst other things, agreed to grant CAT an exclusive licence under the Patents in certain fields and the parties wish formally to record that licence.

NOW IT IS HEREBY AGREED AND CONFIRMED:

1. Pursuant to the Agreement MRC HEREBY GRANTS to CAT an exclusive licence under the Patents in certain fields on the terms and conditions of the Agreement.

IN WITNESS WHEREOF MRC has granted this licence the day and year first above written.

SIGNED BY:                   )
for and on behalf of         )
MEDICAL RESEARCH COUNCIL     )
in the presence of           )
Name                         )


SIGNED BY:                   )
for and on behalf of         )
CAMBRIDGE ANTIBODY     )
TECHNOLOGY LIMITED     )
in the presence of           )
Name                         )

                                  SCHEDULE A
                                  ----------
                                 Patent Rights
                                 -------------

CAT/MRC PATENTS AND APPLICATIONS

Number      PCT/GB89/01344
Inventor    Winter et al (Winter 2)
Title       Cloning Immunoglobulin Variable Domain Sequences
Subject     Antibody PCR
Applicant   MRC
Status      Granted in Europe (EPO 368 684B1), Australia, application elsewhere

Number      PCT/GB91/01134
Inventor    McCafferty et al
Title       Methods for producing members of specific binding pairs
Subject     Gene 3 protein antibody display (and display of other proteins)
Applicant   MRC/CAT
Status      Granted Australia, Europe (EPO 589 877B1), Divisional field,
                    Application elsewhere

Number      PCT/GB92/01755
Inventors   Hoogenboom et al
Title       Production of chimaeric antibodies, a combinational approach
Subject     Humanisation of antibodies by chain shuffling (Epitope Imprinted
                    Selection)
Applicant   MRC/CAT
Status      Granted Australia, Granted US 15.10.96, Application elsewhere

Number      PCT/GB92/02240 (W093/11236)
Inventors   Griffiths et al
Title       Production of anti-self antibodies from antibody segment repertoires and displayed on phage
Subject     Anti-self antibodies
Applicant   MRC/CAT
Status      Granted Australia, Application elsewhere

Number      PCT/GB92/00883 (WO92/20791)
Inventors   Winter et al
Title       Methods for producing members of specific binding pairs
Subject     Dual combinatorial libraries
Applicant   MRC/CAT
Status      Granted Australia, notice of allowance US, Application elsewhere

Number      PCT/GB93/00605
Inventors   Winter et al

Title       Methods for producing Members of Specific Binding Pairs
Subject     Site specific recombination e.g. lox P
Applicant   MRC/CAT
Status      Application

Number      US CIP 08/350260
Inventors   Griffiths et al
Title       Methods for producing Members of Specific Binding Pairs
Subject     Site specific recombination e.g. lox P, continuation in part (US)
Applicant   MRC/CAT
Status      Application

Number      PCT/GB94/01422
Inventors   Jespers et al
Title       SBP members with a chemical moiety covalently bound within the binding site production and selection thereof
Subject     Chemosynthetic libraries
Applicant   MRC
Status      Application

Number      PCT/GB94/02662
Inventors   Griffiths et al
Title       Recombinant Binding Proteins and Peptides
Subject     loxP/self splicing introns in antibody and peptide library construction
Applicant   MRC
Status      Application

Number      PCT/GB92/01483
Inventors   Winter et al
Title       Treatment of cell populations
Subject     In cell PCR
Applicant   MRC
Status      Granted Australia, application elsewhere

[***]

                                  SCHEDULE 3
                                  ----------
                              Third Party Rights
                              ------------------

[***]

                                  SCHEDULE 4
                                  ----------
                                 The Libraries
                                 -------------

[***]

                                  SCHEDULE 5
                                  ----------
                                     [***]

                              Excluded Antibodies
                              -------------------

The following combinations of antibodies fall outside the scope of the licence:- 1/ [***] indicates that text has been deleted, which is subject to a
-
confidential treatment request. This text has been filed with the SEC on a supplemental basis.